Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Himax Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-137585) on Form S-8 of Himax Technologies, Inc. and subsidiaries of our reports dated June 3, 2010, with respect to the consolidated balance sheets of Himax Technologies, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of Himax Technologies, Inc.

Our report dated June 3, 2010 contains two explanatory paragraphs that state that the Company adopted the measurement date provisions of Accounting Standards Codification (“ASC”) Subtopic 715-20, “Compensation-Retirement Benefits-Defined Benefit Plans”, as of December 31, 2008 and on January 1, 2009, the Company adopted ASC Subtopic 810-10 (SFAS No. 160), “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”.

/s/ KPMG
Taipei, Taiwan (the Republic of China)
June 3, 2010